Exhibit 4.1

DEFERRAL AGREEMENT

DEFERRAL AGREEMENT (the “Agreement”), dated August 30, 2006, by and between Arotech Corporation, a Delaware corporation (the “Company”), and [NAME OF INVESTOR] (the “Investor”).

WHEREAS:

A. The Company, the Investor and certain other investors (the “Other Investors” and, collectively with the Investor, the “Investors”), have entered into that certain Securities Purchase Agreement, dated as of September 29, 2005 (the “Securities Purchase Agreement”), pursuant to which, among other things, the Investors purchased from the Company an aggregate of $17,500,000 principal amount of senior secured convertible notes of the Company (the “Notes”), convertible into shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at a conversion price of $1.00 per share, in accordance with the terms of the Notes.

B. Contemporaneously with the execution and delivery of the Securities Purchase Agreement, the Company and the Investors entered into a Registration Rights Agreement, dated as of September 29, 2005 (the “Registration Rights Agreement”), pursuant to which the Company agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder, and applicable state securities laws.

C. The Company filed a registration statement in respect of, among other things, the Common Stock, with the Securities and Exchange Commission (the “SEC”) (No. 333-129713) that was declared effective by the SEC on December 20, 2005.

D. The Company filed an additional registration statement in respect of, among other things, the Common Stock, with the SEC (No. 333-133697) that was declared effective by the SEC on August 25, 2006 (the “Registration Statement”).

E. In April 2006, the Company and the Investor entered into an Agreement (the “Conversion Agreement”) pursuant to which, among other things, the Investor agreed to defer (i) the Installment Amount (as such term is defined in the Notes) due on May 31, 2006 to July 31, 2006 (the “May Deferral”), and (ii) if there is a full review of the Registration Statement and the Registration Statement is not declared effective by July 31, 2006, the Installment Amount due on July 31, 2006 (not including the May Deferral) to September 30, 2006.

F. The Company and the Investor now wish to defer payment of the May Deferral to September 30, 2006.

G. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Securities Purchase Agreement dated September 29, 2005, by and among the Company and certain investors thereto (the “Securities Purchase Agreement”).

NOW, THEREFORE, the Company and the Investor hereby agree as follows:

1.	REPRESENTATIONS AND WARRANTIES.

(a) Company Bring Down. The Company represents and warrants to the Investor as set forth in Section 3 (other than Section 3(z) thereto) of the Securities Purchase Agreement as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement, including without limitation the schedules referenced therein.

(b) Investor Bring Down. The Investor hereby represents and warrants, as to itself only, as set forth in Section 2 (other than Section 2(l) thereto) of the Securities Purchase Agreement as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement.

2.	CERTAIN COVENANTS AND AGREEMENTS.

(a) Deferral of Installment Amount. The Investor agrees to defer the May Deferral due on August 31, 2006 to September 30, 2006. Such deferral of the May Deferral due on August 31, 2006 to September 30, 2006, if any, shall not constitute a deferral of any Installment Amount due on September 30, 2006 to a later Installment Date, and the Investor agrees that the deferrals of Installment Amounts under this Section 3(a) shall not be deemed an Event of Default (as such term is defined in the Notes).

(b) Acknowledgement of Installment Notice. The Investor acknowledges having timely received an effective Installment Notice in respect of the May Deferral on August 28, 2006, and that, in respect of the May Deferral, the Company Conversion Measuring Period shall run from and including August 30, 2006 to and including September 27, 2006, and the date by which the Investor must specify to the Company in writing the dates of the seventeen (17) Trading Days that shall be used to calculate the Company Conversion Price shall be September 28, 2006.

(c) Disclosure of Transactions and Other Material Information. Between 6:00 a.m. and 9:30 a.m., New York Time, on the date hereof, the Company shall file a Current Report on Form 8-K describing this Agreement in the form required by the 1934 Act, and attaching the material transaction documents (including, without limitation, this Agreement) as exhibits to such filing (including all attachments, the “8-K Filing”, and the description and attachments, the “8-K Materials”). From and after the filing of the 8-K Filing with the SEC, the Investors shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such Investor. Subject to the foregoing, neither the Company nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations, including the applicable rules and regulations of the Trading Market (provided that in the case of clause (i) the Investor shall be consulted by the

Company in connection with any such press release or other public disclosure prior to its release).

(d) Fees and Expenses. Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

3.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Effect on Prior Agreements; Amendments. This Agreement, the documents referenced herein and any agreements entered into on the date hereof in connection with the transactions contemplated by this Agreement supersede all other prior oral or written agreements between the Investors, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the party against whom enforcement is sought. The Company has not, directly or indirectly, made any agreements with any of the Investors relating to the terms or conditions of the transactions contemplated hereby except as set forth or referenced herein as amended or cancelled by this Agreement.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Arotech Corporation
1229 Oak Valley Drive
Ann Arbor, Michigan 48108
Facsimile: (734) 761-5368
Telephone: (800) 281-0356
Attention: Chief Executive Officer

with a copy to:

Electric Fuel (E.F.L.) Ltd.
One HaSolela Street, POB 641
Western Industrial Park
Beit Shemesh 99000, Israel
Telephone:	011-972-2-990-6623
Facsimile:	011-972-2-990-6688
Attention:	General Counsel

If to the Investor:

[ADDRESS OF INVESTOR]
[ADDRESS OF INVESTOR]
[ADDRESS OF INVESTOR]
Attention:	[CONTACT NAME]
Facsimile:	[FACSIMILE NUMBER]
Telephone:	[TELEPHONE NUMBER]

With a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Eleazer Klein, Esq.
Facsimile: (212) 593-5955
Telephone: (212) 756-2376

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. The representations and warranties of the Company and the Investors contained herein, and the agreements and covenants set forth herein, shall survive the Closing.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(l) Remedies. The Investors shall have all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investor. The Company therefore agrees that the Investor shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AROTECH CORPORATION

By:	/s/ Robert S. Ehrlich
Name: Robert S. Ehrlich
Title: Chairman and CEO

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE OF INVESTOR FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

[NAME OF INVESTOR]

By:
Name:
Title: